INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

FORM 51-102F1

MANAGEMENT DISCUSSION & ANALYSIS

April 12, 2010

Introduction

This Management Discussion & Analysis (“MD&A”) for International Tower Hill Mines Ltd. (the “Company” or “ITH”) for the three and nine months ended February 28, 2010 has been prepared by management, in accordance with the requirements of National Instrument 51-102, as of April 12, 2010 and should be read in conjunction with the Company’s audited consolidated financial statements for the years ended May 31, 2009 and 2008.  Except where otherwise noted, all dollar amounts are stated in Canadian dollars.

This MD&A contains certain statements that may constitute “forward-looking statements”.  All statements, other than statements of historical fact, included herein including, without limitation, statements regarding the anticipated content, commencement and cost of exploration programs, anticipated exploration program results, the discovery and delineation of mineral deposits/resources/reserves, the potential for the expansion of the estimated resources at Livengood, the potential for any production at the Livengood project, the potential for higher grade mineralization to form the basis for a starter pit component in any production scenario, the potential low strip ratio of the Livengood deposit being amenable for low cost open pit mining that could support a high production rate and economies of scale, the potential for cost savings due to the high gravity concentration component of some of the Livengood mineralization, the proposed timing for the preparation and delivery of a Preliminary Economic Assessment for the Livengood deposit incorporating a milling scenario, business and financing plans and business trends, are forward-looking statements.  Information concerning mineral resource estimates and the preliminary economic analysis thereof also may be deemed to be forward-looking statements in that it reflects a prediction of the mineralization that would be encountered if a mineral deposit were developed and mined.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or which by their nature refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the Company’s inability to identify one or more economic deposits on its properties, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company’s inability to obtain any necessary permits, consents or authorizations required for its activities, to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks identified herein under “Risk Factors”.  For the reasons set forth above, investors should not attribute undue certainty to or place undue reliance on forward-looking statements.

Historical results of operations and trends that may be inferred from the following discussion and analysis may not necessarily indicate future results from operations.  In particular, the current state of the global securities markets may cause significant reductions in the price of the Company’s securities and render it difficult or impossible for the Company to raise the funds necessary to continue operations.  See “Risk Factors – Insufficient Financial Resources/Share Price Volatility”.

This MD&A contains information with respect to adjacent or similar mineral properties in respect of which the Company has no interest or rights to explore or mine.  The Company advises US investors that the US Securities and Exchange Commission’s (“SEC”) mining guidelines strictly prohibit information of this type in documents filed with the SEC.  Readers are cautioned that the Company has no interest in or right to acquire any interest in any such properties, and that mineral deposits on adjacent or similar properties, and any production therefore or economics with respect thereto, are not indicative of mineral deposits on the Company’s properties or the potential production from, or cost or economics of, any future mining of any of the Company’s mineral properties.

Cautionary Note to US Investors Concerning Reserve and Resource Estimates

National Instrument 43-101 “Standards of Disclosure for Mineral Projects” (“NI 43-101”) is a rule developed by the Canadian Securities Administrators, which established standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects.  Unless otherwise indicated, all reserve and resource estimates contained in this MD&A or released by the Company in the future, have been or will be prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum (the “CIM”) Standards on Mineral Resource and Mineral Reserves, adopted by the CIM Council on November 14, 2004 (the “CIM Standards”) as they may be amended from time to time by the CIM.

The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with NI 43-101.  These definitions differ from the definitions in the SEC’s Industry Guide 7 (“Guide 7”) under the U.S. Securities Act of 1933, as amended (the “Securities Act”).  Under Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority.  Under Guide 7 standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

In addition, the terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC.  Investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves or that they can be mined economically or legally.  “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all, or any part, of an inferred mineral resource will ever be upgraded to a higher category.  Under Canadian rules, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases.  Investors are cautioned not to assume that all or any part of an inferred mineral resource exists or that it can be economically or legally mined.  Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this MD&A contain descriptions of the Company’s mineral deposits that may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

All of the Company's public disclosure filings, including its most recent management information circular, material change reports, press releases and other information, may be accessed via www.sedar.com and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.

Current Exploration Activities

General

During the quarter the Company remained focused on the Livengood gold project in Alaska with a major resource expansion drilling program which began February 5, 2010.  This winter program is the first phase of the Company’s 60,000 metre 2010 drill program which will address both resource expansion and project development needs.  The March 10, 2010 resource update (as at February 28, 2010) increased the indicated resources to 369Mt at a grade of 0.78 g/t gold (9.3M indicated ounces) and reduced the inferred resources to 122Mt at a grade of 0.77 g/t gold (3.0M inferred ounces), both at a 0.5g/t gold cutoff.  This updated resource will be utilized in the ongoing mill-heap leach economic analysis being done by SRK Consulting.

Additional positive metallurgical test results were returned this quarter for mill processing of the major ore types in the deposit (See NR10-06).  On average, 88% of the gold reported to the combined gravity and flotation concentration.  These results are encouraging for the use of a pre-concentration gold recovery system.  In addition whole ore processing using a combined gravity-CIL system returned average gold recoveries of 86% which is a significant improvement over initial results from 2009.  Further metallurgical testing is in progress to optimize these encouraging milling results and to aid in defining the additional value that a pre-concentration method like floatation-gravity will have to the project’s economic performance.

New drill results released on April 8, 2010 (See NR10-12) have shown a continuation for both higher and lower grade mineralization in the undrilled gap area between the Sunshine and Core Zones.  This is demonstrated by holes MK-RC-0310 (114 cumulative gram metres), MKRC-0316 (141 gram metres), and MK-RC-320 (117 gram metres).  Results from holes MK-RC-320 and 322 are encouraging for expanding the Sunshine Zone to the north into an untested area of the gold system.  These holes will be followed up with additional step out holes in the summer to assess the potential of this new and expanding area of the deposit.  Results from the winter drilling program will be incorporated in a new resource update anticipated in the third quarter of 2010.

The Company continues to expand the land package at the Livengood project.  Effective January 1, 2010 the Company increased the fee land leased from the Alaska Mental Health Land Trust (“AMHLT”) from 1,645 hectares to 4,034 hectares, thereby covering an additional area for alternative mine facility sites and exploration potential.  The Company also staked an additional 115 State of Alaska Claims covering an additional 70 square kilometres for exploration in the Livengood District.  In addition, the Company continued to advance its environmental baseline sampling program, wetlands mapping and other related long-term mine permitting projects at Livengood.

The Company received final results from its initial drill testing of the Coffee Dome project, 17 kilometres east of the Fort Knox mine on December 4, 2009.  A total of 1,356 metres of diamond drilling in 5 holes was completed, testing the UAF and Main Zone targets.  Results defined a scattered broad zone of low-grade gold mineralization although it lacked the higher grades found in the surface trenching.  Based on a detailed analysis of the project data and the potential of the area the Company has decided to terminate the Coffee Dome leases and the project.

On February 11, 2010 AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”), a subsidiary of AngloGold Ashanti Limited, exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold’s equity interest had been diluted by virtue of the Company’s issuance of shares since May 19, 2009, principally due to the exercise of incentive stock options, broker options and in connection with the purchase the interest of Redstar Gold Corp. in the Company’s North Bullfrog project for shares.  The top-up private placement to AngloGold of 67,965 common shares at $5.38 per share closed subsequent to the quarter end on March 26, 2010.

Subsequent to the end of the quarter, on March 16, 2010 the Company announced a non-brokered financing of 5,000,000 common shares of the Company at a price of CAD 6.00 per common share.  The offering closed in two tranches – April 1 and April 6, 2010.  All common shares issued in the placement will have a hold period in Canada of four months and a day from the closing. All common shares issued in the United States will be subject to resale restrictions under U.S. federal and state securities laws.  As part of AngloGold’s participation in the non-brokered financing, the Company issued an aggregate of 664,210 common shares to AngloGold Ashanti (U.S.A.) Exploration Inc. on April 6, 2010.

The Company did not carry out any significant work on any of the Terra, LMS, Chisna, West Pogo or BMP projects in Alaska or the North Bullfrog project in Nevada during the quarter or to date.  However, during, or subsequent to the quarter, the Company successfully negotiated and executed letters of intent with respect to option-joint venture deals on the Terra, LMS and West Pogo Properties.

During, or subsequent to the quarter, the Company determined to terminate all agreements in connection with the BMP and Coffee Dome projects.  Any Alaska State mining claims held by the Company will be returned to the State in September, 2010.  Accordingly, the Company wrote off the associated deferred costs in the amount of $1,809,460 (Coffee Dome) and $576,196 (BMP).

Alaska Properties

Livengood Project

2009 Final Results

Results from the final 23 holes from the 2009 drill program were returned which continue to expand the Sunshine Zone to the west, with Hole MK-RC-303 (96 metres @ 1.47 g/t gold) representing a 75 metre step out and leaving the zone open for further expansion.  In addition, a new zone of mineralization has been identified at Money Knob, with 4 holes encountering intersections with grade thickness products greater than 50 gram-metres (MK-RC-0299: 97 metres @ 0.91g/t gold; MK-RC-0298: 111 metres @ 0.75 g/t gold; MKRC-0293: 67 metres @ 0.93 g/t gold and MK-RC-0284: 66 metres @ 0.76 g/t gold).

The new Sunshine Zone is a thick (+170 metres), outcropping, deeply oxidized area of the deposit which is developing into an important potential near-term mining target (Figure 1).  The characteristics of this zone of mineralization play a major role in any early-mining phase of the recently completed preliminary economic analysis of the deposit.  In addition, currently exploration drilling between the Sunshine Zone and the Northeast Zone indicate the two areas, which are about ½ of a kilometre apart, are potentially connected, which would significantly expand the tonnage potential of the area.

2010 Initial Results

Recent drilling in the 2010 Winter drill program has focused on permafrost areas which can only be drilled in the winter months.  Results from an additional 14 holes of the 2010 winter drilling campaign at the Livengood gold project are encouraging.  Drill holes MK-RC-0310 (114 cumulative gram metres), MK-RC-0316 (141 gram metres), and MK-RC-320 (117 gram metres) continue to close the gap between the Core and the Sunshine Zones.  Seven new infill holes confirm the continuity and grade of mineralization in the Core Zone (Figure 2 and Table 1).

With completion of drilling of all the permafrost areas within the Core Zone and between the Core Zone and the Sunshine Zone, the focus of attention has shifted to the south-western area of the deposit which remains fully open at this time (Figure 2).  Fifteen holes have been completed or in progress with three to five more planned prior to the end of the winter campaign on the 15th of April. Three additional holes will be completed to the north of the Sunshine/Core Zone gap to further expand the mineralization discovered this winter.  Results from the winter drilling program will be incorporated in a new resource update anticipated for the third quarter of 2010.

RC-0073
07-24
RC-256
RC-0257
RC-0170
RC-0222
RC-0237
08-28
RC-0162
RC-0228
Cambrian
Upper Sediments
Main Volcanics
Lower Sediments
46m@0.8
53m@1.0
24m+51m@0.9
26m@0.7
26m@0.6
40m@0.8
23m@0.9
32m@0.9
58m@1.3
76m@0.8
125m@0.9
64m@0.8
33m@0.8
72m@0.8
41m@0.9
51m@1.3
52m@1.1
15m@1.4
47m@1.2
46m+11m@1.1
29m@0.5
100m
Gold Intercepts
1.0 - 4.5g/t
0.5 - 1.0g/t
0.25 - 0.5g/t

Figure 1:  Section 429525E illustrating intercepts and the continuity of the mineralization in the Sunshine Zone.

Cumulative Grade Thickness
75 g/t x m
100 g/t x m
150 g/t x m
200 g/t x m
Drill Holes
In Feb. 2010 Resource
Reported post-resource
This report
Drilled, assays pending
CORE ZONE
SUNSHINE ZONE
Northeast
Far East
Northwest
Southwest
East
Money Knob
317
320
322
316
314
310
318
323
319
325
324
10-47
315
327

Figure 2:  Locations of new winter 2010 assay results and current cumulative grade thickness map.  Grade thickness contours are plotted relative to the location of mineralization in the subsurface in angled drill holes and so are offset from the collar locations shown.

Table 1 :  Significant Intercepts from the Late Summer 2009 & Winter 2010 Drill Programs

*Intercepts are calculated using 0.25g/t cutoff and a maximum of 3 metres of internal waste.  A cumulative gram metre is sum of the grade thickness products for all intercepts including many which are not reported here.

Drill Hole	From (metres)	To (metres)	Length (metres)	Gold (g/t)	Cumulative grams x metres
MK-RC-0205	195.07	231.65	36.58	0.84
includes	204.22	231.65	27.43	1.00

MK-RC-0284	112.78	178.31	65.53	0.76
includes	118.87	131.06	12.19	1.05
includes	140.21	150.88	10.67	1.43
	182.88	249.94	67.06	0.59

MK-RC-0285	15.24	54.86	39.62	0.56

MK-RC-0287	39.62	48.77	9.15	0.87

MK-RC-0288	No significant intercepts

MK-RC-0289	No significant intercepts

MK-RC-0290	286.51	315.47	28.96	0.63
	324.61	336.80	12.19	0.67

MK-RC-0291	No significant intercepts

MK-RC-0292	48.77	62.48	13.71	0.58
	117.35	140.21	22.86	1.43
includes	120.40	129.54	9.14	2.75

MK-RC-0293	227.08	233.17	6.09	2.63
	260.60	327.66	67.06	0.93
includes	272.80	280.42	7.62	2.31
includes	298.70	306.32	7.62	1.30

MK-RC-0294	0.00	16.76	16.76	0.69
	150.88	164.59	13.71	0.80
	169.16	188.98	19.82	1.71
includes	181.36	184.40	3.04	5.97
	205.74	224.03	18.29	1.15
includes	207.26	214.88	7.62	2.22
	265.18	278.89	13.71	0.61

MK-RC-0295	Hole lost at 99m re-drilled as MK-RC-0296

MK-RC-0296	210.31	214.88	4.57	1.20

MK-RC-0297	128.02	146.30	18.28	0.50
	195.07	219.46	24.39	0.57
	230.12	310.90	80.78	0.45

MK-RC-0298	176.78	216.41	39.63	0.96
includes	193.55	199.64	6.09	1.89
includes	211.84	214.88	3.04	3.42
	224.03	236.22	12.19	0.64
	245.36	356.62	111.26	0.78
includes	301.75	310.90	9.15	1.65

MK-RC-0299	60.96	67.06	6.10	1.86
	144.78	242.32	97.54	0.91
includes	172.21	182.88	10.67	1.05
includes	202.69	210.31	7.62	1.82
includes	216.41	219.46	3.05	2.63
includes	225.55	230.12	4.57	2.13
includes	237.74	242.32	4.58	2.81

MK-RC-0300	27.43	39.62	12.19	1.01
	45.72	64.01	18.29	0.59

MK-RC-0301	27.43	33.53	6.10	3.90
	193.55	205.74	12.19	0.68

MK-RC-0302	243.84	256.03	12.19	0.86

MK-RC-0303	21.34	117.35	96.01	1.47
includes	45.72	53.34	7.62	1.94
includes	102.11	115.82	13.71	5.06
	147.83	167.64	19.81	0.70
includes	160.02	166.12	6.10	1.32
	184.40	205.74	21.34	1.16
includes	184.40	190.50	6.10	3.02

MK-RC-0304	118.87	128.02	9.15	1.18	144.28
	132.59	147.83	15.24	0.64
	153.92	184.40	30.48	0.81
includes	153.92	161.54	7.62	2.20
	201.17	208.79	7.62	0.74
	211.84	219.46	7.62	0.93
	224.03	321.56	97.53	0.73
includes	257.56	272.80	15.24	1.74
includes	283.46	289.56	6.10	1.28
	356.62	368.81	12.19	1.07

MK-RC-0305	103.63	109.73	6.10	0.62	76.35
	240.79	252.98	12.19	0.94
includes	242.32	248.41	6.09	1.47
	316.99	341.38	24.39	0.52
	352.04	399.29	47.25	0.58
includes	353.57	362.71	9.14	1.09

MK-RC-0306	3.05	9.14	6.09	0.57	115.15
	38.10	47.24	9.14	1.08
	51.82	57.91	6.09	1.16
	62.48	68.58	6.10	1.90
	80.77	103.63	22.86	0.63
	163.07	172.21	9.14	0.90
	297.18	338.33	41.15	1.00
includes	306.32	324.61	18.29	1.57
	344.42	356.62	12.20	0.76

MK-RC-0307	269.75	295.66	25.91	0.64	28.42
includes	272.80	278.89	6.09	1.34

MK-RC-0308	94.49	105.16	10.67	5.92	139.32
	153.92	158.50	4.58	1.86
	233.17	243.84	10.67	1.10
	257.56	271.27	13.71	0.84
	275.84	289.56	13.72	0.89
includes	278.89	286.51	7.62	1.14

MK-RC-0309	3.05	25.91	22.86	0.63	114.11
	68.58	83.82	15.24	1.06
includes	74.68	83.82	9.14	1.40
	128.02	137.16	9.14	0.57
	141.73	160.02	18.29	2.22
includes	150.88	156.97	6.09	5.35
	208.79	214.88	6.09	0.51
	220.98	233.17	12.19	1.13
includes	225.55	228.60	3.05	2.91

MK-RC-0310	67.06	71.63	4.57	1.11	114.79
	134.11	140.21	6.1	1.33
	166.12	175.26	9.14	0.81
	303.28	339.85	36.57	0.67
includes	315.47	323.09	7.62	1.12
	342.9	376.43	33.53	0.92
includes	342.9	345.95	3.05	3.72
	381	391.67	10.67	0.68
includes	382.52	387.1	4.58	1.12

MK-RC-0311	36.58	45.72	9.14	0.38	31.70
	291.08	300.23	9.15	0.43

MK-RC-0312	6.10	18.29	12.19	0.57	189.99
	39.62	67.06	27.44	0.79
includes	42.67	48.77	6.10	1.33
	118.87	126.49	7.62	1.11
	272.80	345.95	73.15	1.03
includes	284.99	329.18	44.19	1.33

	367.28	379.48	12.20	0.77
	384.05	388.62	4.57	0.73
	393.19	443.48	50.29	0.60
includes	402.34	405.38	3.04	1.92
	448.06	455.68	7.62	0.68

MK-RC-0313	32.00	60.96	28.96	0.65	191.74
includes	53.34	56.39	3.05	2.02
	220.98	358.14	137.16	0.88
includes	236.22	248.41	12.19	1.11
includes	259.08	262.13	3.05	2.25
includes	284.99	323.09	38.10	1.29
	365.76	379.48	13.72	0.66
	393.19	409.96	16.77	1.16
includes	394.72	405.38	10.66	1.56
	425.20	431.29	6.09	0.63

MK-10-46	33.83	50.14	16.31	0.63	162.14
includes	46.63	49.46	2.83	1.78
	72.54	80.32	7.78	0.54
	88.79	98.30	9.51	0.69
	153.31	167.03	13.72	0.54
	168.71	179.79	11.08	0.63
	213.21	218.98	5.77	1.65
	239.11	265.50	26.39	1.10
	256.64	265.50	8.86	0.59
	270.36	308.46	38.10	0.99
includes	294.36	299.31	4.95	2.62
	309.98	315.10	5.12	1.04
	337.72	345.80	8.08	1.07
	347.74	350.67	2.93	1.03

MK-RC-0314	105.16	117.35	12.19	0.64	70.66
	188.98	225.55	36.57	0.69
includes	207.26	213.36	6.1	0.99

MK-RC-0315	21.34	32	10.66	1.98	200.7
	143.26	173.74	30.48	0.54
	181.36	263.65	82.29	0.78
includes	185.93	192.02	6.09	1.45
includes	222.5	240.79	18.29	1.21
	265.18	278.89	13.71	0.59
	294.13	320.04	25.91	2
includes	301.75	315.47	13.72	3.34

MK-RC-0316	15.24	18.29	3.05	1.9	140.63
	22.86	28.96	6.1	1.31
	39.62	56.39	16.77	0.62
	60.96	74.68	13.72	1.58
includes	71.63	74.68	3.05	5.78
	88.39	102.11	13.72	0.78
includes	88.39	97.54	9.15	0.99
	108.2	123.44	15.24	0.78
MK-RC-0316	161.54	208.79	47.25	0.73
includes	164.59	169.16	4.57	1.14
	260.6	268.22	7.62	2.48
	303.28	310.9	7.62	0.73

MK-RC-0317	144.78	179.83	35.05	0.91	58.76
includes	152.4	176.78	24.38	1.06
	219.46	227.08	7.62	0.71

MK-RC-0318	0	6.1	6.1	2.06	53.45
	44.2	68.58	24.38	0.81
includes	54.86	62.48	7.62	1.36
	85.34	99.06	13.72	1.02
includes	88.39	94.49	6.1	1.65

MK-RC-0319	28.96	36.58	7.62	0.65	92.64
	91.44	156.97	65.53	0.81
includes	94.49	129.54	35.05	1.01
	181.36	192.02	10.66	1.13
	208.79	216.41	7.62	1.48
	230.12	231.65	1.53	3.87

MK-RC-0320	89.92	109.73	19.81	0.92	117.01
includes	94.49	100.58	6.09	1.76
	147.83	163.07	15.24	1.56
includes	152.4	156.97	4.57	4.03
	201.17	256.03	54.86	0.83
includes	204.22	207.26	3.04	1.89
includes	214.88	217.93	3.05	3.22

MK-RC-0322	188.98	246.89	57.91	1.2	96.39

MK-RC-0323	79.25	141.73	62.48	1.03	71.48

MK-RC-0324	126.49	175.26	48.77	0.84	62.74
includes	137.16	143.26	6.1	1.53
includes	155.45	167.64	12.19	1.1
	176.78	188.98	12.2	0.8

MK-RC-0325	77.72	100.58	22.86	0.56	56.28
includes	92.96	99.06	6.1	1.06
	106.68	111.25	4.57	7.72

MK-RC-0327	3.05	30.48	27.43	0.64	114.13
includes	4.57	9.14	4.57	1.99
	172.21	178.31	6.1	1.21
	182.88	262.13	79.25	0.64
includes	192.02	199.64	7.62	1.06
includes	230.12	233.17	3.05	2.9
	274.32	281.94	7.62	0.92
includes	274.32	277.37	3.05	1.65
	294.13	303.28	9.15	1.84
includes	294.13	297.18	3.05	4.93

MK-09-43	0.00	25.91	25.91	0.77
	162.76	166.71	3.95	2.55
	220.98	297.95	76.97	0.71
includes	234.70	251.79	17.09	1.13
	302.08	341.08	39.00	0.60
	345.34	374.33	28.99	1.04
includes	363.32	370.69	7.37	1.41

MK-09-44	124.11 130.30 6.19	2.56	Core Zone
	131.52	150.09	18.57	1.46
includes	132.58	140.12	7.54	2.86
	155.45	186.95	31.50	0.61
	216.71	226.16	9.45	0.96
	261.52	271.56	10.04	0.93
	Hole lost before encountering target

MK-09-45	66.45	82.04	15.59	0.54
	Hole lost before encountering target

MK-10-47	33.83	35	1.17	7.69	189.7
	55.78	60.35	4.57	7.13
	88.13	99.82	11.69	0.67
	101.72	110.19	8.47	1.13
	118.7	129.25	10.55	0.8
	130.76	167.74	36.98	1.3
	172.22	198.58	26.36	0.74
includes	195	197.05	2.05	3.43
	201.47	222.2	20.73	0.86
	235.48	242.69	7.21	0.79
	247.8	256.05	8.25	0.93

Metallurgical Results

On average, 88% of the gold reported to the concentrates during initial combined gravity and flotation gold recovery tests.  Results are highly encouraging for the use of a pre-concentration gold recovery system for the Money Knob mineralization (Table 2).  These initial pre-concentration gold recovery results suggest that the economics of a mining operation at Livengood could benefit significantly from the utilization of standard flotation and gravity circuits.

Potentially, both the operating and capital costs for a milling operation could be reduced by decreasing the amount of material required during the intensive treatment for gold extraction.  The initial test results indicate that concentration produces an 80% reduction in the material volume requiring further treatment to recover gold.  The Company is currently engaged in further testing and optimization of both the concentration process and the extraction of gold from the concentrates.

Initial tests of conventional milling using gravity recovery combined with intensive CIL (Carbon in-Leach) leaching of gravity recovered gold concentrate and CIL leaching of the tails produced gold recoveries averaging 86% for the major types of mineralization identified in the Money Knob deposit (Table 2).

The Company intends to utilize the results of this ongoing metallurgical test work in the mill-heap leach based Preliminary Economic Assessment (PEA) of the Livengood Project currently being conducted by SRK Consulting for completion in Q2 2010.  A key benefit from use of flotation-gravity pre-concentration is that it would dramatically reduce the volume of material requiring cyanide extraction while increasing the grade of the treated concentrate.  This would reduce both reagent costs and capital costs.  These results are consistent with the character of the Money Knob mineralization, which has a high native gold content.  The Company has expanded its metallurgical program to fully evaluate and optimize this exciting new development.

Table2 :  Initial Sunshine Zone Metallurgical Results

(Average of 4 composites each of sediment and instructive material representing variations in grade and oxidation)

Ore Type	% In-Pit Resource	Head Grade (g/t gold)	Floatation Recovery	Additional Gravity Recovery	Total Floatation + Gravity Recoveries	Concentrate % of Total Sample Weight
Volcanics	26%	1.23	69%	21%	90%	21%
Sediments	26%	1.45	60%	24%	84%	18%
Weighted Average	52%	1.34	65%	23%	88%	20%

Table 3 :  Initial Gravity-CIL Leaching Metallurgical Results

(Averages of 20 composites from five major mineralization types with varying grade and degrees of oxidation)

Mineralization Type	% In-Pit Resource	Gold Recovery from Gravity Concentrate	Total Gold Recovery Concentrate + Tails
Cambrian	11%	97%	92%
Volcanics	26%	98%	90%
Upper Seds	26%	92%	82%
KINY	4%	94%	73%
Lower Seds	11%	95%	83%

Metallurgical testing was conducted by Kappes, Cassiday and Associates in Reno, Nevada on 20 representative samples from various mineralization types.  Each sample was split from composites weighing 200 kilograms which had been constructed from numerous drill intersections representative of the Money Knob deposit.  The composites were selected to represent partially oxidized, trace oxidized and un-oxidized material from higher and lower grade intervals in both sediments and volcanic rocks.  Flotation tests were run on material ground to 80% passing 0.075mm material.  The tails from the flotation concentration process were then run through a Knelson Gravity Recoverable Gold system to ensure that maximum coarse gold was recovered.  Optimization testing will focus on improvement of the recovery percentage, reducing the volume of the concentrate and maximizing recovery from the concentrate.

In a separate study of gravity concentration, CIL leaching tests were run on a gravity concentrate, middlings tail and fine tail developed by a Knelson Gravity Recoverable Gold system on material sized to 80% passing 0.075 mm.

2010 Winter Program and Future Work

The Company began the first phase of its planned 60,000 metre 2010 exploration drill program at Livengood Gold Project, Alaska.  The initial phase of this program is the 2010 Winter drilling program, which focuses primarily on the expansion of the Southwest and Western parts of the Money Knob deposit containing the highest grade portion of the deposit discovered to date.  In addition, the highly prospective area between the Sunshine and Core Zones will be infill drilled (Figure 3) during the winter program.

The Winter 2010 program utilizes four drills, which will operate 24 hours a day until the middle of April, targeting the completion of over 20,000 metres of core and reverse circulation drilling.  The results from the winter drill program will be included in a resource update scheduled for the third quarter of 2010.

Figure 3:  2010 Exploration Plan for the Money Knob Deposit

Land

Effective January 1, 2010, the Company has amended its existing Livengood project lease with the AMHLT to increase the leased fee simple land to approximately 40 square kilometres.  With this major expansion of the lease, the Livengood project now covers approximately 70 square kilometres, which includes additional potential exploration areas and surface mine facility sites (Figure 4).  In March 2010 115 new state claims were staked to the east and south of the existing land position adding another 73 square kilometres to the Livengood project.  In total the Livengood project covers 142 square kilometres.

The amended AMHLT lease and additional Alaska State claims will provide the Company with full flexibility for multiple development scenarios at the Livengood project.

Figure 4:  Livengood Land Map

Stage II Preliminary Economic Analysis

The Company has selected SRK Consulting to complete its Stage II PEA, which will incorporate both milling and heap leaching.  SRK is a premier global engineering firm with significant depth in the analysis of large scale mining projects such as Livengood.  The study will focus on optimizing the economic performance of the expanding Money Knob deposit through improved recovery provided by milling higher grade sections of the deposit.  The Company will be updating its February 2010 estimated resource calculation in the third quarter 2010 with the data from the drill holes completed in the Winter 2010 program.

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101, has supervised the preparation of the scientific and technical information that forms the basis for this MD&A and has approved the disclosure herein.  Mr. Pontius is not independent of ITH, as he is the President and CEO and holds common shares and incentive stock options.

Tim Carew, P.Geo., of Reserva International, LLC., a mining geo-scientist, is a Professional Geoscientist in the province of British Columbia (No. 18453) and, as such, is acting as the Qualified Person, as defined in NI 43-101, for the January 2010 resource modeling for the Livengood deposit.  Mr. Carew has a B.Sc. degree in Geology, an M.Sc in Mineral Production Management and more than 34 years of relevant geological and mining engineering experience in the operating, corporate and consulting environments.  Both Mr. Carew and Reserva International, LLC. are independent of the Company under NI 43-101.

The work program at Livengood was designed and is supervised by Dr. Russell Myers, Vice President, Exploration, and Chris Puchner, Chief Geologist (CPG 07048), of the Company, who are responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project photograph the core from each individual borehole prior to preparing the split core.  Duplicate reverse circulation drill samples are collected with one split sent for analysis.  Representative chips are retained for geological logging.  On-site personnel at the project log and track all samples prior to sealing and shipping.  All sample shipments are sealed and shipped to ALS Chemex in Fairbanks, Alaska for preparation and then on to ALS Chemex in Vancouver, B.C. for assay.  ALS Chemex’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025: 1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Quality control is further assured by the use of international and in-house standards.  Finally, representative blind duplicate samples are forwarded to ALS Chemex and an ISO compliant third party laboratory for additional quality control.

Terra Project Option-Joint Venture

The Company has signed a letter of intent, effective February 26, 2010 (“Terra LOI”) to enter into a joint venture with American Mining Corporation (“AMC”), a private Nevada corporation, on the Terra Gold Project in Alaska.  Pursuant to the Terra LOI, an Alaskan subsidiary of AMC (“AMC Subco”) and Raven Gold Alaska Inc. (“Raven”), a subsidiary of the Company, will form a joint venture (the “JV”) with the aim of developing the Terra Project to production.  It is anticipated that AMC Subco, as operator, will commence a project development program in June 2010.

Terra Project - Background

The Terra Gold Project is located in the Hartman Mining District of Western Alaska and hosts a current 43-101 compliant inferred resource of 428,000 tonnes at a grade of 12.2 g/t gold (168,000 contained ounces) and a grade of 23.1 g/t silver (318,000 contained ounces), at a cutoff grade of 5 g/t gold, in a vein system which remains open (see NR 08-04).

The Terra Project consists of 235 State of Alaska unpatented lode mining claims currently held 100% by the Company plus an additional 5 unpatented lode mining claims held under lease (subject to a 3% to 4% NSR royalty to the lessor, dependent upon the gold price).  The property is centered on an 8 kilometre long trend of high-grade vein occurrences which have returned numerous surface rock samples and drill intersection in excess of 50 g/t gold.  The bulk of the Company’s past drilling has focused on only a 400 metre long section of one of the vein systems (Ben’s Vein) discovered to date.  This drilling has outlined the resource noted above, which is over an average width of 2.3 metres, utilizing 20 HQ diamond holes.

AMC Earn-in and Joint – Venture Structure

The initial interests of AMC Subco and Raven in the JV will be 51% and 49% respectively.  Raven’s initial contribution to the JV will be its interest in the Terra Project, including all related data and property facilities.  AMC Subco’s initial contribution to the JV will be funding for the JV totalling USD 6,000,000 over three years (USD 1,000,000 in 2010).  Of these expenditures, USD 100,000 will be paid to the Company in each of the first and second years to partially reimburse the Company for the cost of constructing the existing camp facility at Terra.  As consideration for the Company causing Raven to enter into the JV, AMC will pay the Company USD 300,000, and issue 750,000 common shares of AMC, over the same three-year period (USD 50,000 and 250,000 shares in 2010).  If AMC Subco fails to make its full initial contribution, or AMC fails to make all required payments and share issuances to the Company, over such three-year period, then the JV will terminate and AMC Subco will not retain any residual interest in the Terra project.

In addition, the JV has granted Raven a sliding scale NSR royalty of between 0.5% and 5% (depending upon the gold price) on all precious metal production from the property and a 1% NSR royalty on all base metal production.  The royalty to Raven is in addition to the current royalty payable to the underlying lessor.

Upon having completed its initial contribution, AMC Subco will have the option to increase its JV interest by 29% (to 80% total) by providing a subsequent contribution of an additional USD 3,050,000 in funding in the fourth year.  In addition, AMC will be required to pay the Company an additional USD 150,000 and issue an additional 150,000 common shares.  Should Raven’s interest be diluted below 10% as a consequence of it not funding its proportionate share of JV expenditures following AMC Subco’s having completed its initial contribution (and subsequent contribution, if applicable), Raven’s JV interest will be converted to an additional 1% property wide NSR royalty on all metals produced, for an aggregate NSR royalty to Raven of 1.5% to 6% (depending upon the gold price) on precious metals and 2% on base metals).

Formation of the JV is subject to the settlement and execution of a formal agreement and the completion by AMC of due diligence on the Terra project, both to be completed on or before May 19, 2010 (subject to extension by agreement).

LMS Project Option-Joint Venture

The LMS claim block is located in the Goodpaster mining district and consists of 92 Alaska mining claims covering 61 square kilometres.  The prospect is believed to be an intrusion-related vein system, with similarities to the Pogo deposit operated by Sumitomo Metal Mining Pogo LLC that was discovered in the mid-1990s.  The gold mineralization in the LMS claim block occurs with strongly silicified and brecciated zones that are associated with a low-angle shear zone within, and marginal to schist units.  The outcrop exposure of this zone has produced samples up to 6.2 grams per tonne (g/t) gold and the zone has been defined through drilling to a down-plunge depth of 500 metres.

The Company entered into a binding letter of intent dated March 24, 2010 with First Star Resources Inc. (“First Star”) in connection with the LMS property (“LMS LOI”).  Under the terms of the LMS LOI, First Star has to ability to earn an initial 55% interest, and a second option to earn a further 45%, for a total 100% interest.  To earn the 55% interest First Star will pay USD 280,000 and expend USD 3.5 million on exploration.  To acquire a 100% ownership, First Star will fund the project through to an advanced exploration stage by spending a further USD 3 million prior to December 31, 2015, or by producing, filing and having accepted by the TSXV a NI 43-101 compliant inferred resource of two million ounces of gold using a 0.5 g/t cutoff grade, whichever costs less.  An NSR royalty of 3% or 4% on gold/silver and 1% on all other products will be payable to Raven.  The royalty can be reduced by 1% by paying Raven USD 3 million.

Completion of the transactions contemplated by the LMS LOI are subject to certain conditions including, without limitation, satisfactory due diligence by First Star, the signing of definitive agreements and acceptance for filing by the TSX Venture Exchange (“TSXV”) on behalf of First Star.

West Pogo Project Option-Joint Venture

The West Pogo prospect is located in the Goodpaster mining district, Alaska, and represents a high-grade intrusion-related vein system gold target.  The West Pogo claim block consists of 96 State of Alaska Mining Claims covering 18.9 square kilometres.  The claims are immediately to the west of the Pogo Mine and can be accessed from the mine road.  The gold mineralization discovered to date is related to high-temperature quartz veins like those at the Pogo mine with similar trace-element values (high rock sample 11 g/t Au with high bismuth and tellurium).  Dominant structures on the property are east-west shear zones related to northwest and northeast trending fault zones.  New gold discoveries along the west margin of the Pogo mine property are encouraging for the West Pogo project’s potential.

The Company entered into a binding letter of intent dated March 24, 2010 with First Star in connection with the West Pogo property (“WP LOI”).  Under the terms of the WP LOI, First Star has to ability to earn an initial 55% interest, and a second option to earn a further 45%, for a total 100% interest.  To earn the 55% interest First Star will pay USD 250,000 and expend USD 2.8 million on exploration.  To acquire a 100% ownership, First Star will fund the project through to an advanced exploration stage by spending a further USD 2 million prior to December 31, 2015, or by producing, filing and having accepted by the TSXV a NI43-101 compliant inferred resource of one million ounces of gold using a 0.5 g/t cutoff grade, whichever costs less.  An NSR royalty of 3% or 4% on gold/silver and 1% on all other products will be payable to Raven.  The royalty can be reduced by 1% by paying Raven USD 3 million.

Completion of the transactions contemplated by the LMS LOI are subject to certain conditions including, without limitation, satisfactory due diligence by First Star, the signing of definitive agreements and acceptance for filing by the TSXV on behalf of First Star.

Chisna Project – Option-Joint Venture with Ocean Park Ventures Corp. (“OCV”)

The November 2, 2009 option/joint venture agreement with OPV (as amended) was accepted for filing by the TSXV on behalf of OPV on March 15, 2010 and the Company received the initial 200,000 common shares of OPV required under the joint venture agreement.

The Company has entered into a Mineral Exploration Agreement with Option to Lease dated March 30, 2010 (“Exploration Agreement”) with Ahtna Incorporated, an Alaska Native Regional Corporation, concerning approximately 26,516 hectares of fee simple lands in the Ahtell Area of Alaska surrounding portions of the Company’s Chisna project.  The property subject to the Exploration Agreement will become part of the joint venture with OCP.

Financing Activities

During the quarter ended February 28, 2010 and to the date of this MD&A, the Company has carried out the following financing activities:

1.

On February 11, 2010 AngloGold, exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold’s equity interest had been diluted by virtue of the Company’s issuance of shares since May 19, 2009, principally due to the exercise of incentive stock options, broker options and in connection with the purchase the interest of Redstar Gold Corp. in the Company’s North Bullfrog project for shares.  As a consequence of AngloGold’s election to exercise its “top-up” right, on March 26, 2010 the Company sold to AngloGold, on a private placement basis, an aggregate of 67,965 common shares at a price of $5.38 per share (reflecting the 5 day volume-weighted average price of the Company’s common shares on the Toronto Stock Exchange preceding February 10, 2010 less the maximum allowable discount (15%), as required by the provisions of the “top-up” right) for gross proceeds of $365,899.54.  The common shares issued in the private placement are subject to a hold period in Canada expiring 4 months plus one day after closing.

The “top-up” provision, contained in the June 30, 2006 purchase agreement among AngloGold, the Company and Talon Gold Alaska, Inc. pursuant to which the Company acquired AngloGold’s Alaskan assets (including the Company’s flagship Livengood property), gives AngloGold the right, twice a year, to maintain its then current equity ownership percentage in the Company on an ongoing basis thereby avoiding dilution as a result of the issuance of shares by the Company in connection with property payments or warrant or option exercises.  AngloGold also has a separate right to participate in any equity financings by the Company up to its then pre-financing percentage equity interest.

2.

Subsequent to the end of the quarter, on March 16, 2010 the Company announced a non-brokered financing of 5,000,000 common shares of the Company at a price of CAD 6.00 per common share.  The offering closed in two tranches – April 1 and April 6, 2010 and raised gross proceeds of $30,000,000.  All common shares issued in the placement will have a hold period in Canada of four months and a day from the closing.  As part of AngloGold’s participation in the non-brokered financing, the Company issued an aggregate of 664,210 common shares to AngloGold.  The Company paid finder’s fees of 6% in cash in connection with a portion of the private placement.

None of the foregoing securities have been, nor will they be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”) or any state securities laws and may not be offered or sold within the United States or to U.S. Persons unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.

Risk Factors

Due to the nature of the Company’s proposed business and the present stage of exploration of its Alaskan and Nevada property interests (which are primarily early stage exploration properties with no known reserves), the following risk factors, among others, will apply:

Mining Industry is Intensely Competitive:  The Company’s business is the acquisition, exploration and development of mineral properties.  The mining industry is intensely competitive and the Company will compete with other companies that have far greater resources.

Resource Exploration and Development is Generally a Speculative Business:  Resource exploration and development is a speculative business and involves a high degree of risk, including, among other things, unprofitable efforts resulting not only from the failure to discover mineral deposits but from finding mineral deposits which, though present, are insufficient in size to return a profit from production.  The marketability of natural resources that may be acquired or discovered by the Company will be affected by numerous factors beyond the control of the Company.  These factors include market fluctuations, the proximity and capacity of natural resource markets, government regulations, including regulations relating to prices, taxes, royalties, land use, importing and exporting of minerals and environmental protection.  The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in the Company not receiving an adequate return on invested capital.  The great majority of exploration projects do not result in the discovery of commercially mineable deposits of ore.

Fluctuation of Metal Prices: Even if commercial quantities of mineral deposits are discovered by the Company, there is no guarantee that a profitable market will exist for the sale of the metals produced.  Factors beyond the control of the Company may affect the marketability of any substances discovered.  The prices of various metals have experienced significant movement over short periods of time, and are affected by numerous factors beyond the control of the Company, including international economic and political trends, expectations of inflation, currency exchange fluctuations, interest rates and global or regional consumption patterns, speculative activities and increased production due to improved mining and production methods.  The supply of and demand for metals are affected by various factors, including political events, economic conditions and production costs in major producing regions.  There can be no assurance that the price of the minerals that may be contained in any mineral deposit that may be discovered by the Company will be such that such property could be mined at a profit.

Permits and Licenses:  The operations of the Company will require licenses and permits from various governmental authorities.  There can be no assurance that the Company will be able to obtain all necessary licenses and permits that may be required to carry out exploration, development and mining operations at its projects.

No Assurance of Profitability:  The Company has no history of earnings and, due to the nature of its business, there can be no assurance that the Company will ever be profitable.  The Company has not paid dividends on its shares since incorporation and does not anticipate doing so in the foreseeable future.  The only present source of funds available to the Company is from the sale of its common shares or, possibly, from the sale or optioning of a portion of its interest in its mineral properties.  Even if the results of exploration are encouraging, the Company may not have sufficient funds to conduct the further exploration that may be necessary to determine whether or not a commercially mineable deposit exists.  While the Company may generate additional working capital through further equity offerings or through the sale or possible syndication of its properties, there can be no assurance that any such funds will be available on favourable terms, or at all.  At present, it is impossible to determine what amounts of additional funds, if any, may be required.  Failure to raise such additional capital could put the continued viability of the Company at risk.

Uninsured or Uninsurable Risks:  The Company may become subject to liability for pollution or hazards against which it cannot insure or against which it may elect not to insure where premium costs are disproportionate to the Company’s perception of the relevant risks.  The payment of such insurance premiums and of such liabilities would reduce the funds available for exploration and production activities.

Government Regulation:  Any exploration, development or mining operations carried on by the Company will be subject to government legislation, policies and controls relating to prospecting, development, production, environmental protection, mining taxes and labour standards.  In addition, the profitability of any mining prospect is affected by the market for precious and/or base metals which is influenced by many factors including changing production costs, the supply and demand for metals, the rate of inflation, the inventory of metal producing corporations, the political environment and changes in international investment patterns.

Environmental Matters:  Existing and possible future environmental legislation, regulations and actions could cause significant expense, capital expenditures, restrictions and delays in the activities of the Company, the extent of which cannot be predicted and which may well be beyond the capacity of the Company to fund.  The Company’s right to exploit any mining properties will be subject to various reporting requirements and to obtaining certain government approvals and there can be no assurance that such approvals, including environment approvals, will be obtained without inordinate delay or at all.

Insufficient Financial Resources/Share Price Volatility:  While the Company believes that it has sufficient financial resources to carry on all its presently planned activities for the next 18 months, the Company does not have sufficient financial resources to carry on such activities beyond such time.  In the future, the Company’s ability to continue its exploration, assessment, and development activities depends in part on the Company’s ability to commence operations and generate revenues or to obtain financing through joint ventures, debt financing, equity financing, production sharing arrangements or some combination of these or other means.  There can be no assurance that any such arrangements will be concluded and the associated funding obtained.  There can be no assurance that the Company will commence operations and generate sufficient revenues to meet its obligations as they become due or will obtain necessary financing on acceptable terms, if at all.  The failure of the Company to meet its on-going obligations on a timely basis will likely result in the loss or substantial dilution of the Company’s interests (as existing or as proposed to be acquired) in its properties.  The Company’s priority is to maintain its Livengood project, and it would likely relinquish all other property interests in order to maintain its interest in Livengood.  In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those reflected in its current financial statements.

Recent market events and conditions, including disruptions in the Canadian, United States and international credit markets and other financial systems and the deterioration of the Canadian, United States and global economic conditions, could, among other things, impede access to capital or increase the cost of capital, which would have an adverse effect on the Company’s ability to fund its working capital and other capital requirements.

In 2007, 2008 and into 2009, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, subprime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities.  These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence.  These conditions continued and worsened in 2008 and early 2009, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions.  Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially.  In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies, particularly junior resource exploration companies such as the Company.  These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations.  The Company’s access to additional capital may not be available on terms acceptable to the Company or at all.

In recent months, worldwide securities markets, particularly those in the United States and Canada, have experienced a high level of price and volume volatility, and the market price of securities of many companies, particularly those considered exploration or development stage companies, have experienced unprecedented declines in price which have not necessarily been related to the operating performance, underlying asset values or prospects of such companies.  Most significantly, the share prices of junior natural resource companies have experienced an unprecedented decline in value and there has been a significant decline in the number of buyers willing to purchase such securities.  In addition, significantly higher redemptions by holders of mutual funds has forced many of such funds (including those holding the Company’s securities) to sell such securities at any price.  As a consequence, despite the Company’s past success in securing significant equity financing, market forces may render it difficult or impossible for the Company to secure placees to purchase new share issues at a price which will not lead to severe dilution to existing shareholders, or at all.  Therefore, there can be no assurance that significant fluctuations in the trading price of the Company’s common shares will not occur, or that such fluctuations will not materially adversely impact on the Company’s ability to raise equity funding without significant dilution to its existing shareholders, or at all.

Financing Risks:  The Company has limited financial resources, has no source of operating cash flow and has no assurance that additional funding will be available to it for further exploration and development of its projects or to fulfil its obligations under any applicable agreements.  Although the Company has been successful in the past in obtaining financing through the sale of equity securities, there can be no assurance that it will be able to obtain adequate financing in the future or that the terms of such financing will be favourable.  Failure to obtain such additional financing could result in delay or indefinite postponement of further exploration and development of its projects with the possible loss of such properties.

Dilution to the Company’s existing shareholders:  The Company may require additional equity financing be raised in the future.  The Company may issue securities on less than favourable terms to raise sufficient capital to fund its business plan.  Any transaction involving the issuance of equity securities or securities convertible into common shares would result in dilution, possibly substantial, to present and prospective holders of common shares.

Foreign Counties and Regulatory Requirements:  All of the mineral properties held by the Company are located in the United States of America where mineral exploration and mining activities may be affected in varying degrees by political instability, expropriation of property and changes in government regulations such as tax laws, business laws, environmental laws and mining laws, affecting the Company’s business in that country.  Any changes in regulations or shifts in political conditions are beyond the control of the Company and may adversely affect its business, or if significant enough, may make it impossible to continue to operate in the country.  Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, foreign exchange restrictions, export controls, income taxes, expropriation of property, environmental legislation and mine safety.

Dependence Upon Others and Key Personnel:  The success of the Company’s operations will depend upon numerous factors, many of which are beyond the Company’s control, including (i) the ability to design and carry out appropriate exploration programs on its mineral properties; (ii) the ability to produce minerals from any mineral deposits that may be located; (iii) the ability to attract and retain additional key personnel in exploration, marketing, mine development and finance; and (iv) the ability and the operating resources to develop and maintain the properties held by the Company.  These and other factors will require the use of outside suppliers as well as the talents and efforts of the Company and its consultants and employees.  There can be no assurance of success with any or all of these factors on which the Company’s operations will depend, or that the Company will be successful in finding and retaining the necessary employees, personnel and/or consultants in order to be able to successfully carry out such activities.  This is especially true as the competition for qualified geological, technical and mining personnel and consultants is particularly intense in the current marketplace.

Currency Fluctuations:  The Company presently maintains its accounts in Canadian and United States dollars.  The Company’s operations in the United States of America and its payment commitments and exploration expenditures under the various agreements governing its rights to the Alaskan mineral properties are denominated in U.S. dollars, making it subject to foreign currency fluctuations.  Such fluctuations are out of its control and may materially adversely affect the Company’s financial position and results.

United States General Mining Law of 1872:  In recent years, the U.S. Congress has considered a number of proposed amendments to the United States General Mining Law of 1872, as amended (the “General Mining Law”), which governs mining claims and related activities on U.S. federal lands (such as in connection with certain areas of the Company’s North Bullfrog and Painted Hills projects).  Although no such legislation has been adopted to date, there can be no assurances that such legislation will not be adopted in the future.  If ever adopted, such legislation could, among other things, impose royalties on gold production from currently unpatented mining claims located on U.S. federal lands.  If such legislation is ever adopted, it could reduce the amount of future exploration and development activity conducted by the Company on such U.S. federal lands. In addition, in 1992, a holding fee of $100 per claim was imposed upon unpatented mining claims located on U.S. federal lands.  In October 1994, a moratorium on the processing of new patent applications was approved.  While such moratorium currently remains in effect, its future is unclear.

Uncertainty of Resource Estimates/Reserves:  Unless otherwise indicated, mineralization figures presented in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by Company personnel and independent geologists.  These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable.  There can be no assurance that:

• these estimates will be accurate;

• reserves, resource or other mineralization figures will be accurate; or

• this mineralization could be mined or processed profitably.

Because the Company has not commenced production at any of its properties, and has not defined or delineated any proven or probable reserves on any of its properties, mineralization estimates for the Company’s properties may require adjustments or downward revisions based upon further exploration or development work or actual production experience.  In addition, the grade of ore ultimately mined, if any, may differ from that indicated by drilling results.  There can be no assurance that minerals recovered in small-scale tests will be duplicated in large-scale tests under on-site conditions or in production scale.  The resource estimates contained in the Company’s filings with securities regulatory authorities, press releases and other public statements that may be made from time to time have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate.  Extended declines in market prices for gold, silver, copper or other metals may render portions of the Company’s mineralization uneconomic and result in reduced reported mineralization.  Any material reductions in estimates of mineralization, or of the Company’s ability to extract this mineralization, could have a material adverse effect on the Company’s results of operations or financial condition.  The Company has not established the presence of any proven and probable reserves at any of its mineral properties. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves at any of the Company’s mineral properties.  The failure to establish proven and probable reserves could restrict the Company’s ability to successfully implement its strategies for long-term growth.

Title to Mineral Properties:  Although the Company has taken steps to verify the title to the mineral properties in which it has or has a right to acquire an interest in accordance with industry standards for the current stage of exploration of such properties, these procedures do not guarantee title (whether of the Company or of any underlying vendor(s) from whom the Company may be acquiring its interest).  Title to mineral properties may be subject to unregistered prior agreements or transfers, and may also be affected by undetected defects or the rights of indigenous peoples.

Selected Financial Information

Selected Annual Information

Description	May 31, 2009 $	May 31, 2008 $	May 31, 2007 $
	(annual)	(annual)	(annual)
Interest Income	126,402	603,094	248,591

Consulting (including stock-based compensation)	1,847,672	293,270	3,465,383
Property investigation	120,194	110,809	128,535
Professional fees	442,891	203,428	187,663
Investor relations	774,680	782,650	734,593
Foreign exchange gain	181,558	116,912	9,193

Loss for the year	(9,773,923)	(2,420,090)	(8,666,021)
Per share	(0.22)	(0.06)	(0.32)
Total Current Assets	32,845,989	11,325,201	22,119,247
Mineral Properties	33,417,566	23,151,228	13,387,113
Long term financial liabilities	0	0	0
Cash dividends	N/A	N/A	N/A

The variation seen over such years is primarily dependent upon the success of the Company’s ongoing property evaluation and acquisition program and the timing and results of the Company’s exploration activities on its current properties, none of which are possible to predict with any accuracy.  The variation in income is related to the interest earned on funds held by the Company which, being dependent upon the success of the Company in raising the required financing for its activities, is also difficult to predict.

Summary of Quarterly Results

Description	Febraury28, 2010 2009	November 30, 2009	August 31, 2009	May 31, 2009	February 28, 2009	November 30, 2008	August 31, 2008	May 31, 2008
Interest Income	$ 28,488	$ 32,077	$ 26,728	$ 13,697	$ 10,040	$ 32,012	$ 70,653	$107,915
Net loss for period	(((3,904,755)	(3(3,187,616)	(860,359)	(3,168,530)	(1,850,180)	(3,919,265)	(835,948)	(372,907)
Per share	(0.07)	(0.05)	(0.02)	(0.07)	(0.04)	(0.09)	(0.02)	(0.01)

Results of Operations

For the nine months ended February 28, 2010, the Company had a net loss of $7,952,730 or $0.14 per share as compared to a net loss of $6,605,393 or $0.15 per share in the comparative period of the prior year.  The following discussion explains the variations in the key components of these numbers but, as with most junior mineral exploration companies, the results of operations are not the main factor in establishing the financial health of the Company.  Of far greater significance are the mineral properties in which the Company has, or may earn an interest, its working capital and how many shares it has outstanding.  Quarterly results can vary significantly depending on whether the Company has abandoned any properties or granted any stock options.

Nine months ended February 28, 2010 compared with nine months ended February 28, 2009

For nine months ended February 28, 2010, the Company had a net loss of $7,952,730 or 0.14 per share, as compared to a net loss of $6,605,393 or 0.15 per share in the comparative period of the prior year.  The increased loss of $1,347,337 in the current period was due to a combination of factors as follows:

General and administrative (operating) expenses for the period totalled $5,733,554 compared to $4,141,071 in 2009.  During the current period, some expense categories increased significantly when compared with the comparative period of the prior year.  Wages and benefits increased to $3,497,443 (2009 - $1,368,129) due to bonuses totalling $1,657,562 paid to the certain officers and employees at the Company’s Colorado subsidiary.  Professional fees increased to $414,097 (2009 - $206,134) as a result of a new legal retainer agreement with a related party (see below), together with increased accounting and legal fees trailing the financing activities completed in the fourth quarter of the fiscal year ended May 31, 2009.  Consulting fees decreased to $475,633 (2009 - $1,180,284) as a result of reduced stock based compensation (“SBC”) charges of $Nil (2009 - $971,964) being slightly offset by an increase in the number of consulting personnel and an increase in directors fees, both of which are commensurate with increased corporate and exploration activities in the current period.  Investor relations expenses decreased to $592,320 (2009 - $663,352) due to reduced advertising and related travelling costs, and a lower allocation for SBC charges.  Property investigation expense decreased to $1,471 compared to $96,290 for the comparative period in prior year due to exploration activities being focused on the Livengood Project in Alaska.  Regulatory expenses increased to $240,085 (2009 - $32,341) as a result of the Company becoming listed to trade on Toronto Stock Exchange.

Insurance costs increased to $117,255 (2009– $86,226) due to increased coverage for general liability and contractor equipment now required for the level of exploration activity currently underway.  Other expenses categories which reflected only moderate change period over period were office expenses of $114,165 (2009- $125,671), donation expenses of $25,399 (2009 - $11,129) and rent expenses of $84,536 (2009 - $87,135).

Other items amounted to a loss of $2,219,176 compared to a loss of $2,464,322 in the same period of the prior year.  The slightly decreased loss in the current period resulted from lower interest income of $87,293 (2009 - $112,704) which was caused by lower interest rates, a decrease in foreign exchange gains of $30,437 (2009 - $217,048) and the unrealized gain (loss) on held for trading investments of $48,750 (2009– ($169,000)).  Also, the write-off mineral properties of $2,385,656 (BMP - $576,196 and Coffee Dome $1,809,460) was slightly less compared to $2,618,034 (West Tanana - $1,167,527, Gilles - $449,255 and Painted Hills - $1,001,252) in the same period of prior year.

Three months ended February 28, 2010 compared with three months ended February 28, 2009

For three months ended February 28, 2010, the Company had a net loss of $3,904,755 or $0.07 per share as compared to a net loss of $1,850,180 or $0.04 per share for the comparative period of the prior year.  The increased loss of $2,054,575 in the current period was due to a combination of factors as follows:

General and administrative (operating) expenses for the period totalled $2,170,825 compared to $992,313 in 2009.  During the current quarter, some expense categories increased significantly when compared with the comparative period of the prior year.  Consulting fees decreased to $52,504 (2009 - $109,254) due to the decrease in consulting fees incurred by the Company’s US subsidiary.  Professional fees increased to $142,876 (2009 - $88,058) as a result of a new legal retainer agreement with a related party (see below), together with increased accounting and legal fees trailing the financing activities completed in the fourth quarter of the fiscal year ended May 31, 2009.  Wages increased to $1,322,168 (2009 – $460,574) due to a SBC charge of $879,515 (2009 - $Nil).  Regulatory fees increased to $210,476 (2009 - $4,143) as a result of the Company becoming listed to trade on the Toronto Stock Exchange.  Investor relations increased to $264,280 (2009 - $115,365) due to a SBC charge of $170,602 (2009 - $40,089).

Other items amounted to a loss of $1,733,930 compared to a loss of $857,867 in the same period of the prior year.  The increased loss in the current period resulted from an increase in interest income of $28,488 (2009 - $10,040) due to the Company having a stronger cash position in the current period, which was more than offset by increased mineral property write-offs of $1,809,434 (2009 - $1,003,576) (see above for property descriptions).  Decreased foreign exchange gains of $21,016 (2009 -$103,169) and the decreased unrealized gain on held for trading investments of $26,000 (2009 - $32,500) also affected the period over period variance, but are both the result of factors outside of the Company’s control.

Stock-based compensation

SBC charges for the nine months ended February 28, 2010 of $1,090,505 (2009 - $1,809,140) were allocated as follows:

Nine months ended February 28, 2010	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 381,330	$ 210,990	$ 592,320
Wages	2,617,928	879,515	$ 3,497,443
		$ 1,090,505

#

Nine months ended February 28, 2009	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 336,185	$ 327,067	$ 663,252
Consulting	208,320	971,964	$ 1,180,284
Wages	858,020	510,109	$ 1,368,129
		$ 1,809,140

SBC charges for the three months ended February 28, 2010 of $1,050,117 (2009 - $40,089) were allocated as follows:

Three months ended February 28, 2010	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 93,678	$ 170,602	$ 264,280
Wages	442,653	879,515	$ 1,322,168
		$ 1,050,117

Three months ended February 28, 2009	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 75,276	$ 40,089	$ 115,365

Liquidity and Capital Resources

The Company has no revenue generating operations from which it can internally generate funds.  To date, the Company’s ongoing operations have been predominantly financed by the sale of its equity securities by way of private placements and the subsequent exercise of share purchase warrants and broker warrants and options issued in connection with such private placements.  However, the exercise of warrants/options is dependent primarily on the market price and overall market liquidity of the Company’s securities at or near the expiry date of such warrants/options (over which the Company has no control) and therefore there can be no guarantee that any existing warrants/options will be exercised.  In addition, the Company can raise funds through the sale of interests in its mineral properties, although current market conditions have substantially reduced the number of potential buyers/acquirors of any such interest(s).  This situation is unlikely to change until such time as the Company can develop a bankable feasibility study on one of its projects.  When acquiring an interest in mineral properties through purchase or option the Company will sometimes issue common shares to the vendor or optionee of the property as partial or full consideration for the property interest in order to conserve its cash.

At the present time the Company does not contemplate that it will be necessary to institute any specific cost saving measures or reductions in staff or consultants, or drop any additional properties, in response to current conditions in the equity or credit markets.  The Company also anticipates that the current slow-down in the junior resource exploration sector may also serve to reduce the cost of external services such as drilling, helicopter support and expediting, as will reduced fuel costs.

As at February 28, 2010, the Company reported cash and cash equivalents of $20,018,617 compared to $19,844,063 and $32,489,341 as at November 20, 2009 and May 31, 2009.  The change in cash position was the net result of the issuance of the shares for a private placement for gross proceeds and the issuance of the shares for stock purchase options and warrants of $8,058,732 ($4,043,791 for three months ended February 28, 2010) less mineral property expenditures of $16,037,356 ($2,754,506 for three months ended February 28, 2010) and general operating costs of $4,468,047 during the period ($1,104,508 for three months ended February 28, 2010).

As at February 28, 2010, the Company had working capital of $18,824,555 ($19,281,875 at November 30, 2009) compared to a working capital of $32,459,316 as at May 31, 2009.  The Company expects that it will operate at a loss for the foreseeable future and that it will require additional financing to fund further exploration of current mineral properties, to acquire additional mineral properties and to continue its operations (including general and administrative expenses) beyond August 31, 2011.  In early April, 2010, the Company closed a non-brokered financing of 5,000,000 common shares of the Company at a price of $6.00 per common share, paying 6% finder’s fees in cash on a portion of the offering.  The Company believes the current cash and cash equivalents will be sufficient for it to complete planned exploration programs on its currently held properties, and its currently anticipated general and administrative costs, for the next 18 months to August 31, 2011.

The Company currently has no further funding commitments or arrangements for additional financing at this time (other than the potential exercise of options or warrants) and there is no assurance that the Company will be able to obtain additional financing on acceptable terms, if at all.  There is significant uncertainty that the Company will be able to secure any additional financing in the current equity markets – see “Risk Factors – Insufficient Financial Resources/Share Price Volatility”.  The quantity of funds to be raised and the terms of any proposed equity financing that may be undertaken will be negotiated by management as opportunities to raise funds arise.  Specific plans related to the use of proceeds will be devised once financing has been completed and management knows what funds will be available for these purposes.

The Company has no exposure to any asset-backed commercial paper.  Other than cash held by its subsidiaries for their immediate operating needs in Alaska and Nevada, all of the Company’s cash reserves are on deposit with a major Canadian chartered bank or invested in Government of Canada Treasury Bills or Banker’s Acceptances issued by major Canadian chartered banks.  The Company does not believe that the credit, liquidity or market risks with respect thereto have increased as a result of the current market conditions.  However, in order to achieve greater security for the preservation of its capital, the Company has, of necessity, been required to accept lower rates of interest which has also lowered its potential interest income.

The following table discloses the Company’s contractual obligations for optional mineral property payments and work commitments and committed office and equipment lease obligations.  The Company does not have any long-term debt or loan obligations.  Under the terms of several of the Company’s mineral property option and purchase agreements and the terms of the unpatented mineral claims held by it, the Company is required to make certain scheduled acquisition payments, incur certain levels of expenditures, make payments to government authorities and incur assessment work expenditures as summarized in the table below in order to maintain and preserve the Company’s interests in the related mineral properties.  If the Company is unable or unwilling to make any such payments or incur and such expenditures, it is likely that the Company would lose or forfeit its rights to acquire or hold the related mineral properties.  The following table assumes that the Company retains the rights to all of its current properties and completes the earn-ins for all of its current option agreements, and that none of its joint venture partners contribute following the Company having exercised its existing options.

#

#

Contractual Obligations	Payments Due by Period(4)
	Total	Prior to May 31, 2010 (3 months)	June 1, 2010 to May 31, 2013 (36 months)	June 1, 2013 to May 31, 2016 (36 months)
Mineral Property Leases(1)(2)	6,646,375	875,245	2,765,565	3,005,565
Option Agreements(1)	Nil	Nil	Nil;	Nil
Mining Claim Government Fees	4,648,035	666,265	1,990,885	1,990,885
Office and Equipment Lease Obligations(3)	1,016,253	84,933	465,660	465,660
Total Contractual Obligations	12,310,663	1,626,443	5,222,110	5,462,110

Notes:

1.

Does not include value of common shares required to be issued, but does include work expenditures required to be incurred under underlying leases.

2.

Does not include potential royalties that may be payable (other than annual minimum royalty payments).

3.

Assumes that current office and storage leases are extended beyond current termination dates at the same terms.

4.

Assumes CAD and USD at par.

Transactions with Related Parties

During the period, the Company paid $1,981,199 including bonuses of $1,399,468 (2009 - $248,886) in consulting, investor relations, wages and benefits to officers, directors and companies controlled by directors of the Company and $48,021 (2009 - $34,300) in rent and administration to a company with common officers and directors.  Professional fees of $50,825 (2009 - $31,208) were paid to a company related to an officer of the Company.  These figures do not include SBC charges.

At February 28, 2010, included in accounts payable and accrued liabilities was $Nil (May 31, 2009 - $Nil) in expenses owing to the directors and officer of the Company and $4,667 (May 31, 2009 - $4,667) to a company related by common directors.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation (“LWTLC”), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

Off-Balance Sheet Arrangements

The Company has no off-balance sheet arrangements.

Proposed Transactions

As at the date of this MD&A there are no proposed transactions that the board of directors, or senior management who believe that confirmation of the decision by the board is probable, have decided to proceed with and that have not been publicly disclosed.

Critical Accounting Estimates

The preparation of the Company’s financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Areas requiring the use of estimates in the preparation of the Company’s financial statements include the rates of amortization for equipment, the potential recovery of resource property interests, the assumptions used in the determination of the fair value of SBC and the determination of the valuation allowance for future income tax assets.  Management believes the estimates used are reasonable; however, actual results could differ materially from those estimates and, if so, would impact future results of operations and cash flows.

Changes in Accounting Policies Including Initial Adoption

Convergence with IFRS

In February 2008, the Canadian Accounting Standards Board confirmed that publicly accountable enterprises will be required to adopt International Financial Reporting Standards (“IFRS”) for fiscal years beginning on or after January 1, 2011, with earlier adoption permitted.  Accordingly, the conversion to IFRS will be applicable to the Company’s reporting no later than in the first quarter ending August 31, 2011, with restatement of comparative information presented.  The conversion to IFRS will impact the Company’s accounting policies, information technology and data systems, internal control over financial reporting, and disclosure controls and procedures.  A diagnostic assessment of the Company’s current accounting policies, systems and processes to identify the differences between current Canadian GAAP and IFRS has been completed but the effect on the Company’s consolidated financial position and results of operations has not yet been determined.  The Company intends to update the critical accounting policies and procedures to incorporate the changes required by converting to IFRS and the effect of these changes on its financial disclosures.

Financial Instruments and Other Instruments

The carrying values of the Company’s financial instruments, which include cash, marketable securities, GST recoverable, Government of Canada Treasury Bills, Banker’s Acceptances, accounts payable and accrued liabilities, and due to related parties, approximate their respective fair values due to their short-term maturity.  Due to the short term of all such instruments, the Company does not believe that it is exposed to any material risk with respect thereto.

The Company’s cash at February 28, 2010 was $20,018,617 of which $289,690 was held in US dollars.

The Company’s receivables and payables at February 28, 2010 were normal course business items that are settled on a regular basis.  The Company’s investment in Millrock Resources Inc. is carried at quoted market value, and is classified as “held for trading” for accounting purposes.  The Company has no current plans to dispose of any significant portion of its investment in Millrock.

Evaluation of Disclosure Controls and Procedures

Disclosure controls and procedures are controls and other procedures that are designed to provide reasonable assurance that all relevant information required to be disclosed in the Company’s reports filed or submitted as part of the Company’s continuous disclosure requirements is gathered and reported to senior management, including the Company’s Chief Executive Officer and Chief Financial Officer, on a timely basis so that appropriate decisions can be made regarding public disclosure and such information can be recorded, processed, summarized and reported within the time periods specified by applicable regulatory authorities.

Management of the Company, with the participation of the Chief Executive Officer and the Chief Financial Officer, has evaluated the effectiveness of the Company’s disclosure controls and procedures as at February 28, 2010 as required by Canadian securities laws.  Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer, have concluded that, as of February 28, 2010, the disclosure controls and procedures were effective to provide reasonable assurance that information required to be disclosed in the Company’s annual filings and interim filings (as such terms are defined under Multilateral Instrument 52-109 Certification of Disclosure in Issuer’s Annual and Interim Filings) and other reports filed or submitted under Canadian securities laws is recorded, processed, summarized and reported within the time periods specified by those laws and that material information is accumulated and communicated to management of the Company, including the Chief Executive Officer and the Chief Financial Officer, as appropriate to allow for accurate disclosure to be made on a timely basis.

Changes in Internal Control Over Financial Reporting

Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with Canadian GAAP.  The Chief Executive Officer and Chief Financial Officer have concluded that there has been no change in the Company’s internal control over financial reporting during the nine months ended February 28, 2010  that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Disclosure of Outstanding Share Data

Shares

The authorized share capital consists of 500,000,000 common shares without par value.  As at February 28, 2010 there were 60,434,557 common shares issued and outstanding, and as at the date of this MD&A there were 66,227,732 shares outstanding.

Options

A summary of the status of the Company’s 2006 stock option plan as of February 28, 2010, and changes during the nine months ended February 28, 2010 is presented below:

Stock option transactions are summarized as follows:

	Nine months ended February 28, 2010		Year ended May 31, 2009 (audited)
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	5,645,000	$2.13	4,589,175	$2.64
Granted	250,000	$7.95	1,850,000	$2.92
Exercised	(2,356,800)	($1.82)	(792,037)	($2.24)
Expired	-	$ -	(2,138)	($2.70)
Options outstanding, ending:	3,538,200	$2.75	5,645,000	$2.13

Stock options outstanding are as follows:

	February 28, 2010			May 31, 2009 (audited)
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End

July 16, 2010	$1.75	1,103,200	1,103,200	$1.75	2,810,000	2,810,000
July 16, 2010	$1.75	485,000	485,000	$1.75	755,000	755,000
January 16, 2010	$1.52	-	-	$1.52	130,000	130,000
February 1, 2010	$2.15	-	-	$2.15	100,000	100,000
March 12, 2011	$2.66	785,000	761,250	$2.66	885,000	801,875
May 20, 2011	$3.15	915,000	915,000	$3.15	965,000	965,000
January 12, 2012	$7.95	250,000	250,000	-	-	-
		3,538,200	3,514,450		5,645,000	5,561,875

During the nine months ended February 28, 2010, 250,000 share purchase options at a price of $7.95 per share were granted to an employee, and 1,976,800 incentive stock options at $1.75, 130,000 stock options at $1.52, 100,000 stock options at $2.15, 100,000 stock options at $2.66 and 50,000 stock options at $3.15 were exercised.  Subsequent to February 28, 2010, 26,000 incentive stock options at $1.75 were exercised for the total proceeds of $45,500.  Accordingly, as at the date of this MD&A, there were 3,512,200 stock options outstanding.

Warrants

Warrant transactions during the nine months ended February 28, 2010 are summarized as follows:

	Nine months ended February 28, 2010		Year ended May 31, 2008 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	294,000	$2.95	13,384,666	$2.21
Issued – agent commission warrants	-	$ -	294,000	$2.95
Exercised	(181,501)	($2.95)	(11,017,044)	($2.33)
Expired	-	$ -	(2,367,622)	($1.66)
Warrants exercisable, end of period	112,499	$2.95	294,000	$2.95

Warrants outstanding as at February 28, 2010 are as follows:

	February 28, 2010		Year ended May 31, 2009 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
September 4, 2010 – commission warrants	112,499	$2.95	294,000	$2.95
Warrants exercisable, end of period	112,499	$2.95	294,000	$2.95

During the nine months ended February 28, 2010, no warrants have been granted, and 181,501 warrants at $2.95 per share have been exercised.  Subsequent to February 28, 2010, 35,000 share purchase warrants were exercised to acquire 35,000 common shares at $2.95 for the total proceeds of $103,250.  Accordingly, as at the date of this MD&A, there are 77,499 share purchase warrants outstanding, exercisable at $2.95.

Additional Sources of Information

Additional disclosures pertaining to the Company, including its most recent Annual Information Form, financial statements, management information circular, material change reports, press releases and other information, are available on the SEDAR website at www.sedar.com or on the Company’s website at www.ithmines.com.  Readers are urged to review these materials, including the technical reports filed with respect to the Company's mineral properties.